Exhibit 21.1

CRIMSON WINE GROUP, LTD.

Subsidiaries as of September 30, 2012

Name	State of Incorporation
Chamisal Vineyards, LLC	Delaware
Double Canyon, LLC	Delaware
Pine Ridge Winery, LLC	Delaware